ex-99.13(a)(4)(ii)

August 21, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by DWS Equity 500 Index VIP (the “Fund”), (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of Item 13 of Form N-CSR for the Fund dated August 21, 2019. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts